Power of Attorney

Each person whose signature appears below on this Amendment to Registration Statement on Form N-1A hereby constitutes and appoints James Windels, Michael A. Rosenberg, Janette E. Farragher, Robert R. Mullery, Jeff Prusnofsky, James Bitetto and John B. Hammalian and each of them, with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ J. David Officer J. David Officer	President (Principal Executive Officer)	December 1, 2008

/s/ James Windels James Windels	Treasurer (Principal Financial and Accounting Officer)	December 1, 2008

/s/ Joseph S. DiMartino Joseph S. DiMartino	Chairman of the Board	December 1, 2008

/s/ James M. Fitzgibbons James M. Fitzgibbons	Board Member	December 1, 2008

/s/ Kenneth A. Himmel Kenneth A. Himmel	Board Member	December 1, 2008

/s/ Stephen J. Lockwood Stephen J. Lockwood	Board Member	December 1, 2008

/s/ Roslyn M. Watson Roslyn M. Watson	Board Member	December 1, 2008

/s/ Benaree Pratt Wiley Benaree Pratt Wiley	Board Member	December 1, 2008